SCHEDULE 14A INFORMATION

Proxy Statement Pursant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant  [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement (Revised)
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           American Express Company
                (Name of Registrant as Specified In Its Charter)

 .............................................................................
      (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:
       ..............................................................
    2) Aggregate number of securities to which transaction applies:
       ..............................................................
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    4) Proposed maximum aggregate value of transaction:
       ..............................................................
    5)  Total Fee Paid:
       ..............................................................

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         ..............................................................
     (2) Form, Schedule or Registration Statement No.:
         ..............................................................
     (3) Filing Party:
         ..............................................................
     (4) Date Filed:
         ..............................................................

                         AMERICAN EXPRESS COMPANY
 [American Express Logo] 200 VESEY STREET
                         NEW YORK, NEW YORK 10285


                 ------------
                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                 TO BE HELD APRIL 24, 1995
                 ------------


      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of American Express Company, a New York corporation, will be held at the executive offices of the Company, 200 Vesey Street, 26th Floor, New York, New York 10285 (see directions on back cover), on Monday, April 24, 1995 at 10:00 A.M., local time, for the following purposes:

            1. To elect directors;

            2. To ratify the selection by the Company's Board of Directors of Ernst & Young LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for 1995;

            3. 4. and 5. To consider and vote upon three shareholder proposals relating to cumulative voting, term limits for directors, and outsourcing, respectively, each of which the Board of Directors opposes; and

      To transact such other business as may properly come before the meeting or any adjournment thereof.


                                    By Order of the Board of Directors:

                                    /s/ STEPHEN P. NORMAN
                                    STEPHEN P. NORMAN
                                    Secretary

March 10, 1995

         WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE.

                  This Statement is printed on recycled paper.
                                   [recycled logo]

                            AMERICAN EXPRESS COMPANY
[American Express Logo]          200 VESEY STREET
                            NEW YORK, NEW YORK 10285


                                                                  March 10, 1995



                                PROXY STATEMENT


VOTE BY PROXY

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company for the Annual Meeting of Shareholders to be held on Monday, April 24, 1995, and any adjournment thereof. A copy of the notice of the meeting is attached. This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about March 14, 1995.

      You are cordially invited to attend the meeting, but whether or not you expect to attend in person, you are urged to mark, sign and date the enclosed proxy and return it in the enclosed prepaid envelope. Shareholders have the right to revoke their proxies at any time prior to the time their shares are actually voted. If a shareholder attends the meeting and desires to vote in person, his or her proxy will not be used.

      The enclosed proxy indicates on its face the number of common shares registered in the name of each shareholder of record on March 6, 1995, including shares that may have accumulated through automatic reinvestment of dividends in the Company's Shareholder's Stock Purchase Plan.

      Proxies furnished to employees indicate the number of shares credited to their employee benefit plan accounts. Accordingly, proxies returned by employees who participate in such plans will be considered to be voting instructions to the respective plan trustees or administrators with respect to shares credited to such accounts.

CONFIDENTIAL VOTING

      As a matter of Company practice, the proxies, ballots and voting tabulations relating to individual shareholders are kept private by the Company. Such documents are available for examination only by the Inspectors of Election and certain employees of the Company's independent tabulating agent engaged in processing proxy cards and tabulating votes. The vote of any individual shareholder is not disclosed to management except as may be necessary to meet legal requirements. However, all comments directed to management from shareholders, whether written on the proxy card or elsewhere, will be forwarded to management.

GENERAL

      Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted as follows:

      FOR the election of all nominees for directorships named herein,

      FOR ratification of the selection of Ernst & Young LLP as independent auditors for 1995,

      AGAINST the shareholder proposal relating to cumulative voting,

      AGAINST the shareholder proposal relating to term limits for directors, and

      AGAINST the shareholder proposal relating to outsourcing.

      In the event a shareholder specifies a different choice on the proxy, his or her shares will be voted in accordance with the specification so made.

      The closing price of the Company's common shares on March 6, 1995, as reported by the New York Stock Exchange Composite Transactions Tape, was $33.125 per share.

      The Company's 1994 Annual Report has been mailed to shareholders in connection with this solicitation. A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, EXCLUSIVE OF CERTAIN EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO STEPHEN P. NORMAN, SECRETARY, AMERICAN EXPRESS COMPANY, 200 VESEY STREET, NEW YORK, NEW YORK 10285-5000.


COST OF PROXY SOLICITATION

      The cost of soliciting proxies will be borne by the Company. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company in person or by telephone, facsimile transmission or telegram. The Company has engaged the firm of Morrow & Co. to assist the Company in the distribution and solicitation of proxies. The Company has agreed to pay Morrow & Co. a fee of $12,500 plus expenses for these services.

      The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with the regulations of the Securities and Exchange Commission ("SEC"), the New York Stock Exchange and other exchanges, for sending proxies and proxy material to the beneficial owners of common shares.

THE SHARES VOTING

      The only voting securities of the Company are common shares, of which there were 497,048,645 shares outstanding as of March 6, 1995, each share being entitled to one vote. To the knowledge of management, no person beneficially owned more than five percent of the outstanding common shares of the Company, except as set forth in the table below.

                                           NUMBER OF AMERICAN
 NAME(S) & ADDRESS(ES)                    EXPRESS COMMON SHARES    PERCENT OF
 OF BENEFICIAL OWNER(S)                    BENEFICIALLY OWNED       CLASS (%)
 ---------------------                    --------------------     ----------
Warren E. Buffett,                           48,500,000 (1)           9.8%
Berkshire Hathaway Inc.
and subsidiaries
1440 Kiewit Plaza
Omaha, Nebraska 68131

Edward C. Johnson 3d and                     34,875,356 (2)           7.0%
FMR Corp.
82 Devonshire Street
Boston, Massachusetts 02109
-----------
(1) Reflects shares beneficially owned as of March 1, 1995, according to information provided to the Company by Berkshire Hathaway Inc. ("Berkshire"). Of the shares shown, 38,315,793 shares were beneficially owned by Berkshire's subsidiary, National Indemnity Company. Mr. Buffett, Berkshire and the subsidiaries share voting and dispositive power over the shares shown. Mr. Buffett, his spouse and a trust of which Mr. Buffett is a trustee, but in which he has no economic interest, own approximately 43.8% of the outstanding shares of Berkshire. As a result of such ownership and control, Mr. Buffett may be deemed to be the beneficial owner of shares beneficially owned by Berkshire.

      The Company and Berkshire have entered into an agreement which becomes effective if Berkshire acquires 10% or more of the Company's voting securities and remains effective so long as Berkshire owns 5% or more of the Company's voting securities. Under the agreement so long as Harvey Golub is the Company's Chief Executive Officer, Berkshire and its subsidiaries will vote all Company common shares owned by them in accordance with the recommendations of the Board of Directors of the Company. Subject to certain exceptions, Berkshire and its subsidiaries will not sell Company common shares to any person who owns more than 5% of the Company's voting securities or who seeks to change the control of the Company, without the consent of the Company.

(2) Reflects shares beneficially owned as of December 31, 1994 according to a statement on Schedule 13G filed with the SEC. FMR Corp. ("FMR") and Mr. Johnson held sole dispositive power with respect to 34,868,856 shares, sole voting power with respect to 1,377,550 shares, shared dispositive power with respect to 5,000 shares and shared voting power with respect to 5,000 shares. Of the shares shown, 32,416,506 shares were beneficially owned by FMR's wholly-owned subsidiary, Fidelity Management and Research Company, and 3,800 shares were beneficially owned by Fidelity International Limited ("FIL"). Approximately 47% of the voting stock of

      FIL is owned by Mr. Johnson and members of his immediate family. Mr. Johnson serves as Chairman of FMR and FIL. As a result of such common ownership and control, FMR may be deemed to be the beneficial owner of the shares owned by FIL. FMR disclaims beneficial ownership of the 3,800 shares beneficially owned by FIL. The number of shares shown included 14,872 shares resulting from the assumed exchange of $650,000 principal amount of 6.5% Subordinated Exchangeable Debentures of Alleghany Corporation, which are exchangeable for Common Shares of the Company.

VOTE REQUIRED

      The 15 nominees receiving the greatest number of votes cast by the holders of the Company's common shares entitled to vote at the meeting will be elected directors of the Company.

      The affirmative vote of a majority of the votes cast at the meeting is necessary for the ratification of the selection of auditors and approval of each of the shareholder proposals.

METHOD OF COUNTING VOTES

      Each common share is entitled to one vote. Votes will be counted and certified by the Inspectors of Election, who are employees of Chemical Bank, the Company's independent Transfer Agent and Registrar. Under SEC rules, boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director. In accordance with New York State law, such abstentions are not counted in determining the votes cast in connection with the selection of auditors and approval of the various shareholder proposals. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such individuals.

      The New York Stock Exchange has informed the Company that proposals one and two are considered "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions at least fifteen days prior to the date of the shareholders' meeting. However, proposals three, four and five are "non-discretionary," and brokers who have received no instructions from their clients do not have discretion to vote on these items. Such "broker non-votes" will not be considered as votes cast in determining the outcome of the shareholder proposals.

SHAREHOLDERS ENTITLED TO VOTE

      Only shareholders of record at the close of business on March 6, 1995 will be entitled to notice of and to vote at the Annual Meeting of Shareholders.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth, as of March 1, 1995, beneficial ownership of common shares of the Company by each current director and nominee for director and by all current directors and executive officers of the Company as a group. Except as described below, each of the persons and group listed below has sole voting and investment power with respect to the shares shown. No current director or nominee beneficially owns any of the Company's outstanding preferred shares.

                                                                                      NUMBER OF
                                                                                  AMERICAN EXPRESS
                                                              NUMBER OF             COMMON SHARES
                                                           AMERICAN EXPRESS         WHICH MAY BE
        NAMES OF DIRECTORS                                     COMMON             ACQUIRED WITHIN
           AND NOMINEES                                  SHARES OWNED (1)(2)        60 DAYS (3)
        ------------------                               -------------------      ----------------
       Daniel F. Akerson ..........................             10,000                   -0-
       Anne L. Armstrong ..........................              1,500                 8,361
       Edwin L. Artzt .............................              1,000                   -0-
       William G. Bowen ...........................              2,800                 6,080
       David M. Culver ............................              1,248                 8,361
       Charles W. Duncan Jr .......................             52,060                 8,361
       Richard M. Furlaud .........................             25,000                19,765
       Harvey Golub ...............................            227,162               752,509
       Beverly Sills Greenough ....................              1,500                 3,800
       F. Ross Johnson ............................             14,000                 8,361
       Vernon E. Jordan Jr ........................              1,747                 8,361
       Henry A. Kissinger .........................              2,400                 8,361
       Drew Lewis .................................             15,000                 8,361
       Aldo Papone ................................             38,203                 2,660
       Roger S. Penske ............................             10,000                 6,080
       Frank P. Popoff ............................              3,000                 3,800
       Jeffrey E. Stiefler ........................            126,293               255,801
       All current Directors and Executive Officers
         as a group (30 individuals) (4) ..........          1,389,695(5)          3,442,412

------------
(1) The number of shares owned by Mr. Golub, Mr. Stiefler and all current directors and executive officers as a group includes 661, 137 and 42,173 shares held in their respective employee benefit plan accounts as of dates ranging from December 30, 1994 to February 28, 1995. In addition to the share amounts shown in this column, the following directors have invested all or a portion of their directors' fees in Company Common Share Equivalent Units as of December 31, 1994 under the Directors' Deferred Compensation Plan described on page 10: Mrs. Armstrong--5,952 units; Mr. Duncan--20,759 units; Mr. Furlaud--31,304 units; Mr. Jordan--12,058 units; and Dr. Kissinger--6,248 units.

      The number of common shares shown includes 2,000 shares held by a trust of which Mr. Popoff is a trustee. The number of common shares shown does not include shares as to which the nominees and all current directors and executive officers as a group have disclaimed beneficial ownership, as follows: 400 shares owned by the wife of Mr. Culver, 2,018 shares held by a trust of which Mr. Culver is a co-trustee, 6,060 shares held by Duncan Investors Ltd. of which Mr. Duncan is a partner, 2,864 shares owned by a child of Mr. Golub, and 27,338 shares disclaimed by all current directors and executive officers as a group.

(2) The number of shares owned by Mr. Golub, Mr. Stiefler and all current directors and executive officers as a group includes 132,858, 76,979 and 728,993 shares, respectively, of restricted stock as to which shares the holders possess sole voting power, but no investment power, during the restricted period. Restrictions on the sale or transfer of such restricted stock lapse over a period of years ending in the year 2002.

(3) Shares shown include common shares subject to stock options and common shares issuable upon conversion of convertible debentures. Mr. Golub, Mr. Stiefler and all current directors and executive officers as a group hold debentures that are convertible into 11,810, 2,675 and 25,316 shares, respectively.

(4) The Company's current directors and executive officers as a group beneficially owned approximately 4.8 million of the Company's common shares as of March 1, 1995, representing approximately one percent of the Company's outstanding common shares.

(5) The number of common shares shown also includes 1,100 shares held by a trust of which an executive officer is co-trustee and 432 shares owned by minor children of such executive officer.

      Common Share Equivalent Units, shares of restricted stock, stock options and convertible debentures shown in the table above and in the following table reflect adjustments made in connection with the May 31, 1994 spin-off of Lehman Brothers Holdings Inc. ("Lehman") as described on pages 11 and 21.


SECURITY OWNERSHIP OF NAMED EXECUTIVES

      The following table sets forth, as of March 1, 1995, beneficial ownership of common shares of the Company by Harvey Golub, Chief Executive Officer of the Company, and each of the four other most highly compensated executive officers of the Company at the end of 1994 (collectively, the "named executives"). Except as described below, each of the named executives has sole voting and investment power with respect to the shares shown. None of the named executives beneficially owns any of the Company's outstanding preferred shares.

                                                                          AMERICAN EXPRESS
                                                  NUMBER OF AMERICAN        COMMON SHARES
                                                    EXPRESS COMMON      WHICH MAY BE ACQUIRED   PERCENT OF
      NAME                                        SHARES OWNED (1)(2)    WITHIN 60 DAYS (3)      CLASS (%)
      -----                                       -------------------   ---------------------   ----------
      H. Golub..............................             227,162                752,509            0.20
      J. E. Stiefler........................             126,293                255,801            0.08
      J. S. Linen (4).......................             155,790                401,045            0.11
      K. I. Chenault........................              82,355                290,527            0.08
      D. R. Hubers...........................             40,683                143,994            0.04

-------------
(1) The number of shares owned by Messrs. Golub, Stiefler, Linen, Chenault and Hubers includes 661, 137, 7,363, 4,914 and 179 shares held in their respective employee benefit plan accounts as of dates ranging from December 30, 1994 to February 28, 1995.

      The number of common shares shown does not include shares as to which Messrs. Golub, Chenault and Hubers have disclaimed beneficial ownership, as follows: 2,864 shares owned by a child of Mr. Golub, 14,342 shares held by Mr. Chenault's wife outright or as trustee or custodian for their children, and 700 shares held by Mr. Hubers as custodian for a child.

(2) The number of shares owned by Messrs. Golub, Stiefler, Linen, Chenault and Hubers includes 132,858, 76,979, 42,195, 69,607 and 20,755 shares, respectively, of restricted stock as to which shares the holders possess sole voting power, but no investment power, during the restricted period. Restrictions on the sale or transfer of such restricted stock lapse over a period of years ending in the year 2002.

(3) Shares shown include common shares subject to stock options and common shares issuable upon conversion of convertible debentures. Messrs. Golub, Stiefler and Chenault hold debentures that are convertible into 11,810, 2,675 and 3,980 shares, respectively.

(4) The number of common shares owned by Mr. Linen includes 1,100 shares held by a trust of which he is a co-trustee and 432 shares owned by his minor children.



                           GOVERNANCE OF THE COMPANY

      In accordance with applicable New York State law, the business of the Company is managed under the direction of its Board of Directors. Traditionally, the large majority of directors has consisted of persons who are neither officers nor employees of the Company or any of its subsidiaries. Of the 15 director nominees, only Messrs. Golub and Stiefler are employees of the Company or a subsidiary. Richard M. Furlaud is retiring as a director on April 24, 1995, pursuant to the Board's mandatory retirement policies. Mr. Furlaud has served as a director since June 1972 and also served as non-executive Chairman of the Board from February to August 1993. Mr. Penske is not standing for re-election as a director in order to devote more time to his business interests.

      There are currently six standing committees of the Board of Directors. Committee membership, the number of committee meetings held during 1994 and the functions of those committees are described below.

AUDIT COMMITTEE

      The current members of the Audit Committee are Charles W. Duncan Jr. (Chairman), William G. Bowen, Richard M. Furlaud, Beverly Sills Greenough, Henry
A. Kissinger and Drew Lewis.

      The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting, financial and internal control practices of the Company and its subsidiaries. The Committee has general responsibility for reviewing with management the financial and internal controls and the accounting, audit and reporting activities of the Company and its subsidiaries. The Committee annually reviews the qualifications and objectivity of the Company's independent auditors, makes recommendations to the Board as to their selection, reviews the scope, fees and results of their audit, reviews their non-audit services and related fees, is informed of their significant audit findings and management's responses thereto, and annually reviews the status of significant current and potential legal matters. In addition, the Committee reviews the scope of the internal auditors' plans each year and the results of their audits. The Committee also receives reports on the U.S. Federal Sentencing Compliance program, including a review of the distribution of and compliance with the Company's Code of Conduct, which is sent periodically to employees of the Company and its subsidiaries around the world, and receives reports as to any exceptions. The Committee is also empowered to conduct its own investigations into issues related to the aforementioned responsibilities and to retain independent counsel or outside experts for such purposes.

      During 1994 the Audit Committee met six times.


COMPENSATION AND BENEFITS COMMITTEE

      The current members of the Compensation  and Benefits  Committee are Roger
S. Penske (Chairman), Anne L. Armstrong, Richard M. Furlaud, F. Ross Johnson, Vernon E. Jordan Jr. and Frank P. Popoff.

      The Compensation and Benefits Committee consists solely of directors who are not current or former employees of the Company or a subsidiary and oversees incentive compensation plans for officers and key employees, approves standards for setting compensation levels for Company executives and administers the Company's executive incentive compensation plans for senior executives. The Committee also approves the compensation of certain employees whose salaries are above specified levels and makes recommendations to the Board for approval as required. The Committee conducts an annual review of the performance of the Company's Chief Executive Officer. It also reviews senior management development programs and appraises senior management's performance. The Committee is authorized to hire and regularly consult with independent compensation advisors.

      The Committee represents the Board in discharging its responsibilities with respect to the Company's employee pension, savings and welfare benefit plans. It appoints the members of management who serve on the Employee Benefits Administration Committee and the Benefit Plans Investment Committee, which are responsible, respectively, for the administration of the plans of the Company and for the custody and management of assets of those plans that are funded. The Committee receives periodic reports from the Administration and Investment Committees on their activities.

      During 1994 the Compensation and Benefits Committee met six times.


COMMITTEE ON DIRECTORS

      The current members of the Committee on Directors are Vernon E. Jordan Jr. (Chairman), Anne L. Armstrong, David M. Culver, Charles W. Duncan Jr. and Richard M. Furlaud.

      The Committee on Directors identifies and recommends candidates for election to the Board. It advises the Board on all matters relating to directorship practices, including the criteria for selecting directors, policies relating to tenure and retirement of directors, and compensation and benefit programs for non-employee directors. The Committee makes recommendations relating to the duties and membership of committees of the Board.

      The Committee recommends processes to evaluate the performance and contributions of individual directors and the Board as a whole and approves procedures designed to provide that adequate orientation and training are provided to new members of the Board.

      The Committee also considers candidates who are recommended by shareholders in accordance with the early notification and other requirements set forth on page 37. Any shareholder who wishes to recommend a candidate for election to the Board should submit such recommendation to the Secretary of the Company.

      During 1994 the Committee on Directors met six times.

EXECUTIVE COMMITTEE

      The  current   members  of  the  Executive   Committee  are  Harvey  Golub
(Chairman), William G. Bowen, David M. Culver, Charles W. Duncan Jr., Vernon E. Jordan Jr. and Roger S. Penske.

      The Executive Committee is empowered to meet in place of the full Board when emergency issues or scheduling makes it difficult to convene all of the directors. The Committee may act on behalf of the Board on all matters permitted by New York State law. All actions taken by the Committee must be reported at the Board's next meeting.

      The Executive Committee held no meetings during 1994.

FINANCE COMMITTEE

      The current members of the Finance Committee are David M. Culver (Chairman), F. Ross Johnson, Henry A. Kissinger, Drew Lewis, Aldo Papone and Jeffrey E. Stiefler.

      The Finance Committee oversees the investing of the Company's funds, reviews the parameters of investment programs, receives reports on the progress of investment activities and considers strategies as they relate to changing economic and market conditions. The Committee's duties also include responsibility for reviewing with management the capital needs and allocations of the Company and its subsidiaries, including the Company's external and intra-company dividend policies. The Committee also provides consultation on the financial aspects of divestitures, acquisitions, major capital commitments, major borrowings and proposed issuances of debt or equity securities, whether privately or publicly distributed.

      During 1994 the Finance Committee met three times.

PUBLIC RESPONSIBILITY COMMITTEE

      The current members of the Public Responsibility Committee are William G. Bowen (Chairman), Beverly Sills Greenough, Aldo Papone and Frank P. Popoff.

      The Public Responsibility Committee reviews and considers the Company's position and practices on issues in which the business community interacts with the public, such as consumer policies, employment opportunities for minorities and women, protection of the environment, purchasing from minority-owned businesses, philanthropic contributions, privacy, shareholder proposals involving issues of public interest, and similar issues, including those involving the Company's positions in international affairs.

      During 1994 the Public Responsibility Committee met three times.

DIRECTORS' FEES AND OTHER COMPENSATION

      Directors who are not current employees of the Company or one of its subsidiaries receive a retainer of $16,000 per quarter with the proviso that directors who attend fewer than 75 percent of the meetings of the Board and committees on which they serve do not receive the fourth quarterly retainer. Each non-employee director who serves as the chairman of one of the Board's standing committees receives an annual retainer of $10,000. Directors do not receive separate fees for attendance at Board or committee meetings. Directors are reimbursed for their customary and usual expenses incurred in attending Board, committee and shareholder meetings, including those for travel, food and lodging. Directors who are current employees of the Company or a subsidiary receive no fees for service on the Board or Board committees of the Company or any of its subsidiaries.

      The Company maintains a Retirement Plan for Non-Employee Directors. The plan is an unfunded, nonqualified plan that covers directors of the Company who are not current or former employees of the Company or its subsidiaries. Such non-employee directors who serve at least five full years are eligible to receive, upon their retirement from the Board of Directors, an annual benefit of $30,000. The benefit will be payable for a period of years equal to the number of full years of service as a director or until death occurs, whichever is earlier. In addition, the Board, upon recommendation of the Committee on Directors, has the discretion to grant an appropriate amount of such retirement benefits to any non-employee director who does not otherwise qualify for a retirement benefit under the plan. The Company also provides each non-employee director with group term life insurance coverage of $50,000 and accidental death and dismemberment insurance coverage of $300,000. Non-employee directors are also eligible to purchase $50,000 of additional group term life insurance coverage. In 1994 eight non-employee directors purchased such insurance.

      The Company has established a Directors' Deferred Compensation Plan under which directors may defer all or a portion of their compensation in either a cash-based account or in Company Common Share Equivalent Units until retirement or another specified date. A Company Common Share Equivalent Unit is an account, payable in cash only, which is designed to replicate the value of an American
Express common share. During 1994 deferred amounts credited to the cash-based account earned interest at a rate equivalent to the Moody's Average Corporate Bond Yield, and amounts credited to the Company Common Share Equivalent Units were valued on the basis of the price of the Company's common shares plus reinvested dividend equivalents. At the present time six directors participate in the plan.

      In 1993 the shareholders of the Company approved a new Directors' Stock Option Plan (the "1993 Plan"), which provides for the automatic annual grant to each non-employee director of a nonqualified option to purchase 1,000 common shares of the Company, as of the date of each annual meeting of shareholders at which the director is elected or re-elected, commencing with the 1994 annual meeting. The 1993 Plan replaced a similar plan approved by shareholders in 1987 under which options previously granted to non-employee directors remain outstanding. The option exercise price is 100 percent of the fair market value of a common share on the date of grant. Each option has a ten-year term and generally becomes exercisable in three equal annual installments beginning on the first anniversary of the date of grant. On April 25, 1994 each of the then incumbent non-employee directors (representing 11 of the 15 current nominees) received options to purchase 1,000 shares at an exercise price of $29.63 per share.

      On May 31, 1994 the Company completed the spin-off of Lehman through a special distribution to shareholders of all of the Lehman common stock owned by the Company. Company shareholders received one share of Lehman common stock for each five Company common shares held on May 20, 1994, the record date for the spin-off. To reflect the spin-off of Lehman, Common Share Equivalent Units and stock options issued under the above plans and outstanding prior to the spin-off were adjusted by a factor of approximately 1.1404 to preserve the economic value of the awards in accordance with the terms of these plans. For example, a deferred compensation account which reflected 1,000 Units was adjusted to 1,140 Units. Similarly, the April 1994 grants to non-employee directors of options to purchase 1,000 shares at an exercise price of $29.63 per share were adjusted to become grants of options to purchase 1,140 shares at an exercise price of $25.98 per share.

      In 1988 as part of its overall program to promote charitable giving as a means to enhance the quality of life in the many communities in which the Company's businesses operate, the Company established a Directors' Charitable Award Program pursuant to which the Company has purchased life insurance policies on the lives of participating directors and advisors to the Board who previously served as directors. Upon the death of an individual director or advisor, the Company receives a $1 million death benefit, or $500,000 in the case of such advisors. The Company in turn will donate one-half of the individual death benefit to the American Express Foundation and one-half to one or more qualifying charitable organizations recommended by the individual director or advisor. Individual directors and advisors derive no financial benefit from this program since all charitable deductions accrue solely to the Company. The program results in only nominal cost to the Company, and benefits paid to the Company's Foundation reduce the amount of funding that the Company provides to the Foundation.

      During 1994 Messrs. Culver, Furlaud and Penske each received a retainer of $8,333 for service as a director of Lehman until May 31, 1994. In addition, each received a fee of $750 for attendance at each Lehman board meeting and a fee of $500 for attendance at each meeting of a board committee. Until May 31,1994 Messrs. Culver, Furlaud and Penske served on the Finance Committee of Lehman, of which committee Mr. Culver was chairman. Mr. Culver received a retainer of $2,083 for serving as chairman of the Finance Committee. Messrs. Furlaud and Penske each received a retainer of $1,042 for serving on the Finance Committee.

     In addition, as former Lehman directors Messrs. Culver, Furlaud and Penske are 100% vested in and are entitled to benefits under the Lehman Retirement Plan for Non-Employee Directors, and Mr. Furlaud participated in the Lehman Deferred Compensation Plan for Non-Employee Directors. These plans were similar to the Company's plans described above.

      Messrs. Duncan and Papone serve as directors of American Express Bank Ltd. ("AEB"), for which each receives an annual retainer of $20,000 and fees of $1,000 for attendance at each board meeting. Mr. Duncan also receives an annual retainer of $5,000 as chairman of the Audit Committee and $750 for attendance at each committee meeting.

      Effective December 31, 1990, Mr. Papone retired as Chairman and Chief Executive Officer of American Express Travel Related Services Company, Inc. ("TRS"). Mr. Papone is continuing to serve as a director of the Company. During 1994 Mr. Papone served as Senior Advisor and provided consulting services individually and through his firm to the Company and TRS pursuant to two consulting agreements providing for compensation of $18,750 per month under the Company agreement and $250,000 for 1994 under the TRS agreement. These arrangements are expected to continue in 1995.

      In 1994 the Company paid Kissinger Associates, Inc., of which Dr. Kissinger is chairman, $100,000 for consulting and international advisory services. In addition, Lehman paid Kissinger Associates a fee of $20,833 per month to provide consultation and services relating to certain areas of the world where rapidly changing events have caused economic and political volatility.


                             ELECTION OF DIRECTORS

      An entire Board of Directors, consisting of 15 members, is to be elected at the meeting, to hold office until the next Annual Meeting of Shareholders. In the case of a vacancy, the Board of Directors, upon the recommendation of the Committee on Directors, may elect another director as a replacement or may leave the vacancy unfilled. Decisions regarding the election of new directors during the year normally are based upon such considerations as the size of the Board and the need to obtain fresh perspectives or to replace the particular skills or experience of former directors.

      During 1994 the Board of Directors met 11 times and each of the current directors attended more than 75 percent of the meetings of the Board and of the Board committees on which the director served, except for Mr. Lewis, who attended 71 percent of such meetings.

      Unless authority to vote is withheld, the persons specified in the enclosed proxy intend to vote for the following nominees, all of whom have consented to being named in this proxy statement and to serving if elected. Although management knows of no reason why any nominee would be unable to serve, the persons designated as proxies reserve full discretion to vote for another person in the event any nominee is unable to serve.

      The following information is provided with respect to the nominees for directorships. Italicized wording indicates principal occupation.


DANIEL F. AKERSON               Nominee for Director                      Age 46
Chairman and Chief Executive Officer, General Instrument Corporation, a company engaged in developing technology, systems and product solutions for the interactive delivery of video, voice and data, 1993 to present; President and Chief Operating Officer, MCI Communications Corporation, a telecommunications company, 1992 to 1993, Chief Operating Officer 1992, Executive Vice President and Group Executive, 1990 to 1992, Senior Vice President and Chief Financial Officer, 1987 to 1990; General Partner, Forstmann Little & Co., 1993 to present; Director, Gulfstream Aerospace Corporation and Plasma & Materials Technologies, Inc.; Member, Board of Directors, the Business School of the College of William and Mary.

ANNE L. ARMSTRONG               Director since 1983                       Age 67
Chairman of the Board of Trustees, Center for Strategic and International Studies, a non-profit public policy institution, 1987 to present; Chairman, President's Foreign Intelligence Advisory Board, 1981 to 1990; former United States Ambassador to Great Britain and Northern Ireland; Director, General Motors Corporation, Halliburton Company, Boise Cascade Corporation and Glaxo Plc.; Member, Board of Overseers, Hoover Institution; Member, American Academy of Diplomacy, Council of American Ambassadors and Council on Foreign Relations.


EDWIN L. ARTZT                 Director since 1994                        Age 64
Chairman of the Board and Chief Executive Officer, The Procter & Gamble Company, a worldwide consumer products company, 1990 to present; Director, Delta Air Lines, Inc., GTE Corporation, Teradyne, Inc., American Enterprise Institute for Public Policy Research, Juvenile Diabetes Foundation and Cincinnati Business Committee; Trustee, Cincinnati Institute of Fine Arts; Member, The Business Council and The Business Roundtable; International Councillor, Center for Strategic and International Studies.


WILLIAM G. BOWEN              Director since 1988                         Age 61
President, The Andrew W. Mellon Foundation, a not-for-profit corporation engaged in philanthropy, 1988 to present; former President, Princeton University; Director, Merck, Inc., Reader's Digest Association Inc. and The Rockefeller Group, Inc.; Member, Board of Trustees, Denison University.


DAVID M. CULVER               Director since 1980                         Age 70
Chairman, CAI Capital Corporation, a Canadian-based equity investment fund, 1990 to present; Chairman, D. Culver & Co. Investments, Inc., a private investment firm, 1989 to present; former Chairman and Chief Executive Officer, Alcan Aluminium Limited; Director, The Seagram Company Ltd.; Honorary Chairman, Business Council on National Issues; Member, Advisory Council of the Institute of International Studies of Stanford University, Board of Governors of The Joseph H. Lauder Institute of Management and International Studies (University of Pennsylvania) and Board of Trustees of the Lester B. Pearson College of the Pacific.


CHARLES W. DUNCAN JR.        Director since 1981                          Age 68
Private Investor, 1985 to present; Director, American Express Bank Ltd., Chemical Banking Corporation, The Coca-Cola Company, Newfield Exploration Company, Panhandle Eastern Corporation, Texas Commerce Bancshares, Inc., United Technologies Corporation and The Robert A. Welch Foundation; Chairman of the Board of Governors, Rice University; Member, Council on Foreign Relations.


HARVEY GOLUB                 Director since 1990                          Age 56
Chairman and Chief Executive Officer, American Express Company, August 1993 to present, President and Chief Executive Officer, February 1993 to August 1993, President, 1991 to 1993, Vice Chairman, 1990 to 1991; Chairman and Chief Executive Officer, American Express Travel Related Services Company, Inc., 1991 to present; Chairman, American Express Financial Corporation (previously known as IDS Financial Corporation), a national financial planning, insurance and investment advisory firm, 1990 to 1992, Chairman and Chief Executive Officer, 1990 to 1991, President and Chief Executive Officer, 1984 to 1990; Director, American Express Bank Ltd.; Member, Board of Trustees, Carnegie Hall, New York City Partnership, New York Chamber of Commerce and Industry and United Way of New York City; Member, President's Commission for the Arts and the Humanities and The Business Roundtable.

BEVERLY SILLS GREENOUGH        Director since 1990                        Age 65
Chairman, Lincoln Center for the Performing Arts, 1994 to present; Managing Director, Metropolitan Opera, 1991 to present; General Director and President, New York City Opera, 1979 to 1990; Director, Time Warner Inc., Human Genome Sciences, Inc. and Lincoln Center Theater; Member, President's Task Force on the Arts.

F. ROSS JOHNSON                Director since 1986                        Age 63
Chairman and Chief Executive Officer, RJM Group, a management advisory and investment firm, 1989 to present; Director, National Service Industries, Inc., Power Corporation of Canada, Archer Daniels Midland Company and Noma Industries Ltd.; Chairman, Bionaire, Ltd.; former Chairman, Economic Club of New York.

VERNON E. JORDAN JR.          Director since 1977                         Age 59
Senior Partner, Akin, Gump, Strauss, Hauer & Feld, L.L.P., attorneys, Washington, D.C. and Dallas, Texas, 1982 to present; Director, Bankers Trust Company, Bankers Trust New York Corporation, Xerox Corporation, J.C. Penney Company Inc., Dow Jones & Company, Inc., Corning, Incorporated, Revlon Group, Inc., Ryder Systems, Inc., Sara Lee Corporation and Union Carbide Corporation; Trustee, The Brookings Institution, Ford Foundation and Taconic Foundation; Member, Board of Governors, Joint Center for Political and Economic Studies; Chairman of the Board, National Academy Foundation.

HENRY A. KISSINGER            Director since 1984                         Age 71
Chairman, Kissinger Associates, Inc., an international consulting firm, 1982 to present; former Secretary of State of the United States; former Chairman, National Bipartisan Commission on Central America; Director, Continental Grain Corporation, CBS Inc., Revlon Group, Inc., Freeport-McMoran, Inc. and Trust Company of the West; Counselor, International Advisory Committee of The Chase Manhattan Bank and Chairman, International Advisory Board of American
International Group Inc.; Honorary Governor, Foreign Policy Association; Counselor and Trustee, Center for Strategic and International Studies; Trustee, Metropolitan Museum of Art.

DREW LEWIS                    Director since 1986                         Age 63
Chairman and Chief Executive Officer, Union Pacific Corporation, a transportation and energy company, 1987 to present; Director, Ford Motor Company, AT&T Corp. and FPL Group, Inc.

ALDO PAPONE                   Director since 1990                         Age 62
Senior Advisor, American Express Company, 1991 to present; Chairman and Chief Executive Officer, American Express Travel Related Services Company, Inc., 1989 to 1990; Director, American Express Bank Ltd., IMRS Inc., Springs Industries, Inc., Body Shop International, Hospital for Special Surgery and The National Corporate Theatre Fund.


FRANK P. POPOFF               Director since 1990                         Age 59
Chairman and Chief Executive Officer, The Dow Chemical Company, a producer of chemicals and chemical products, 1992 to present, President and Chief Executive Officer, 1987 to 1992; Director, Marion Merrell Dow Inc., DowElanco, Dow Corning Corporation, U S WEST, Inc. and Chemical Financial Corporation; Member, Indiana University School of Business Dean's Advisory Council, Chemical Manufacturers Association, Policy Committee, The Business Roundtable, and The Business Council.


JEFFREY E. STIEFLER           Director since 1993                         Age 48
President, American Express Company, August 1993 to present; President and Chief Executive Officer, American Express Financial Corporation, 1991 to 1993, President 1990 to 1991, Executive Vice President, Sales and Marketing 1987 to 1990; Director, American Express Bank Ltd., National Computer Systems, Inc., the University of Minnesota Carlson School of Business and The Children's Theatre Company.


         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation and Benefits Committee of the Company's Board of Directors (the "Committee") administers the Company's executive officer compensation programs. The Committee is composed entirely of non-employee directors who are not eligible to participate in any of the Company's executive compensation programs. The Committee has access to independent compensation consultants and data.

OVERVIEW AND PHILOSOPHY

      The objectives of the Company's executive compensation programs have been to:

      -- Attract, motivate and retain the highest quality executives.

      -- Align their financial interests with those of the Company's long-term investors.

      -- Incent them to achieve tactical and strategic objectives in a manner consistent with the Company's corporate Values.

      In furtherance of these objectives, the Company's executive compensation policies and programs are designed to:

      -- Focus participants on high priority goals to increase shareholder value.

      -- Reward  American  Express  Quality  Leadership  ("AEQL").  AEQL  is the
         Company's total quality management process to meet or exceed the expectations of its three key constituencies: shareholders, customers and employees.

      -- Encourage behaviors that exemplify the Company's core Values relating to customers, quality of performance, employees, integrity, teamwork and good citizenship.

      -- Assess performance based on results and pre-set goals. Establish goals that link the business activities of each individual and team to the goals of the applicable business unit and the Company.

      -- Increase executive stock ownership to promote a proprietary interest in the success of the Company.

      In November 1993 the Committee adopted mandatory stock ownership levels for approximately 175 senior executives. Each executive officer of the Company is required over time to attain an ownership level of Company shares with value equal to a multiple of base salary at January 1994, subject to adjustment. For executive officers, the applicable multiple ranges from two times to five times base salary, depending on job title and responsibilities. For Mr. Golub, the multiple is five times his base salary. Restricted stock awards do not count toward fulfilling the requirement.

      For  each of 1994 and 1995 the  Committee  adopted  a Pay for  Performance
Deferral   Program,   which  permits  eligible   participants  to  defer  annual
compensation up to a maximum of one times base salary. The program annually credits interest equivalents to, or reduces the value of, deferred amounts according to a schedule based on the Company's reported annual return on equity ("ROE"). The Committee may adjust the schedule for major accounting changes, if the Company's ROE objectives change significantly, or if the annual return on a benchmark treasury note falls below or rises above a specified level. Deferred balances are reduced in value if the annual ROE is zero or less for a given year. If a participant elects to defer any compensation under this program, he or she must defer such compensation for at least five years. The Committee may delay payments under the program until they are fully deductible under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). Deferred amounts are linked to Company performance until paid out.

      Section 162(m) of the Code limits the Company's tax deduction to $1 million per year (the "Million Dollar Cap") for certain compensation paid to each of its Chief Executive Officer ("CEO") and the four highest compensated executives other than the CEO named in the proxy statement (the "covered executives"). Proposed regulations issued under the Code exclude from the Million Dollar Cap compensation that is calculated based on attainment of pre-established, objective performance goals, if certain other requirements are met. The Committee's policy is to structure compensation awards for covered executives that will be deductible without limitation where doing so will further the purposes of the Company's executive compensation programs. However, the Committee also considers it important to retain flexibility to design compensation programs that recognize a full range of performance criteria important to the Company's success, even where compensation payable under such programs may not be fully deductible.

EXECUTIVE OFFICER COMPENSATION FOR 1994

      Executive officer compensation for 1994 included base salary, annual incentive bonus awards and long-term incentive awards. The Committee established base salary, incentive bonus and long-term incentive award reference points for each executive officer position based on job responsibilities and a review of the compensation practices for comparable jobs at other major corporations that compete with the Company in its primary lines of business or for executive talent, or are of comparable size and scope of operations. A comparative group of over 50 companies was selected with the help of an outside compensation consultant, and includes companies in the Standard & Poor's 500 Index and companies in the Standard & Poor's Financials. Actual awards were based primarily on the Committee's discretionary assessment of Company or business unit performance and individual performance.

      The Committee  established  a salary  reference  point for each  executive
officer   position  within  the  range  of  the  50th  to  65th  percentiles  of compensation  for  comparable  jobs in the  comparative  group,  except that the
reference   point  may  fall   outside  the  range  to  reflect   relative   job
responsibilities. Merit increases in base salary are based on individual performance. In 1994 the Committee continued the practice of extending the time interval between merit increases of base salary to 18 months or longer, except in the case of promotions or other job changes or where warranted by special circumstances.

      The Committee established an annual incentive target for 1994 for each executive officer within the range of the 50th to 65th percentiles of compensation for comparable jobs in the comparative group, except that the target may fall outside the range to reflect relative job responsibilities. (For executive officers other than Messrs. Golub and Stiefler, guidelines for paying cash incentive awards range from 0-200% of target based on performance, with Committee discretion to make awards outside the guidelines for unusual performance.) The amount of each executive's annual incentive award for 1994 was determined by the Committee based on its assessment of the executive's contributions to results in the following related performance areas: increase in shareholder value (as indicated, for example, by shareholder return, earnings growth and return on equity), customer satisfaction (as indicated, for example, by customer satisfaction measures, client retention and growth in products and services), employee satisfaction (as indicated, for example, by the Company's employee values survey results), implementation of AEQL initiatives (as indicated, for example, by process changes that achieve significant results for the Company) and achievement of reengineering initiatives (as indicated, for example, by cost savings). The Committee exercised its judgment in determining each executive officer's award giving the greatest emphasis to results that contribute to increasing shareholder value at the business unit level (for business unit officers) and at the Company level (for Company officers).

      In March 1994 the Committee granted 1994 incentive awards to Messrs. Golub and Stiefler as their annual incentive compensation component. A target value for each award was established with reference to the 50th and 65th percentiles of compensation for comparable jobs in the comparative group and the relative responsibilities of the positions. The awards were structured to meet the requirements for exclusion from the Million Dollar Cap. As such, each award provides for a maximum award amount for specified performance, determined on a formula basis by application of a performance grid that measures the Company's 1994 ROE and 1994 growth in earnings per share from continuing operations. The Committee retained the discretion to adjust the formula-derived award values downward after certifying that the performance goals set forth in the grid had been met. In exercising its discretion to determine the final value of each award, the Committee assessed performance in the same performance areas described above relating to annual incentive awards for other executive officers. The named executives were awarded bonuses above target, ranging from
1.3 to approximately 1.7 times target.

      Long-term incentive compensation awards are granted annually and are designed to provide competitive, performance-based compensation that links value to Company, business unit and individual performance over multi-year performance periods. In 1994 such long-term compensation consisted of performance grant awards (PG-V awards) and ten-year stock option awards with an exercise price equal to fair market value on the date of grant. The Company expects that compensation derived from the PG-V and stock option awards will be fully deductible by the Company and excluded from the limitations of the Million Dollar Cap. For each executive officer the Committee established reference points for these awards within the range of the 50th to 65th percentiles of the comparative group, except that the reference points may fall outside the range to reflect relative job responsibilities. In 1994 the Committee granted awards for the named executives that were consistent with the award reference points. The size and grant value of actual awards were determined by the Committee after reviewing the individual's annual performance, applicable award guidelines, size of previous awards, and relative contributions of the individuals. The number or value of options currently held by an executive is not taken into account in determining the number of stock option shares granted.

      The PG-V awards are long-term performance awards with two components valued at the end of the January 1994 to December 1996 performance period. PG-V awards made to the Company's executive officers were structured to meet the requirements for exclusion from the limitations of the Million Dollar Cap. One component is valued based on achievement of specified Company or business unit targets for cumulative earnings (or earnings per share) and average return on equity. The second component is valued based on the Company's average daily share price for the 60-trading day period prior to the date of the Committee's meeting in February 1997. Minimum performance levels for cumulative earnings and ROE are required for the second component to have any value. In determining the actual final value of the awards, the Committee has retained the discretion to adjust downward the formula value of the award.

      Nonqualified stock option awards were granted to link executive compensation to the creation of incremental shareholder value. The ten-year nonqualified stock option awards reward executives only to the extent that the Company's share price increases for all shareholders. Each stock option has an exercise price per share set at the fair market value per share as of the grant date. Generally, each option becomes fully exercisable over a period of three years after grant. At exercise of a stock option, an executive is expected under Company policy to hold the acquired shares, except as required to pay taxes in connection with the exercise or other identified reasons. The Committee has never repriced stock option awards.

      The Committee may also grant bonus, restricted stock, stock option or other long-term incentive awards to executive officers to recognize special individual contributions or job promotions, to attract new hires from outside the Company or in case of other special circumstances. In 1994 the Committee granted a restricted stock award to Mr. Chenault in recognition of special contributions. The Committee may also accelerate vesting of awards in cases where the circumstances so warrant. The Company's executive officers also participate in pension, incentive savings, perquisite and other programs. These programs are designed to be competitive with the practices at other major corporations.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER FOR 1994

      In February 1995 the Committee awarded Mr. Golub $2,040,000 as payout of his 1994 incentive award. The formula-derived maximum value of the award was determined based on Company ROE for 1994 of 20.3 percent and growth in Company earnings per share from continuing operations of 16.5 percent in 1994. The Committee certified that these performance goals had been satisfied. Under the terms of the award, 1994 ROE and earnings were based on continuing operations and excluded from shareholders' equity the effect of SFAS No. 115, which requires mark-to-market valuations of certain investments, and the Company's investment in Lehman Brothers Holdings Inc., and 1993 earnings excluded the gain on the sale of stock of First Data Corporation. In determining the actual award, the Committee assessed Company performance in 1994, Mr. Golub's personal role in achieving that performance and the economic and competitive environment in which that performance was achieved. The Committee's assessment included the following accomplishments against the priorities set for the year:

      -- Total shareholder return (share price appreciation plus dividends) of 12.5% from year-end 1993 to year-end 1994, compared with total return of 1.4% for the S&P 500 Index and (3.5)% for the S&P Financials.

      -- Increased shareholder value, as indicated by ROE and growth in earnings per share, continued strengthening of the Company's balance sheet and a return to top-line revenue growth in TRS.

      -- Development and  implementation  of a company-wide  vision and strategy based on the American Express Brand, including the successful spin-off of Lehman to shareholders, expansion of traditional businesses associated with the brand, the rebranding of IDS Financial Services under the name of American Express Financial Advisors, and development of a set of operating principles to guide company-wide action.

      -- Continued  progress in meeting  TRS'  strategic  priorities:  improving relationships with service establishments; building Cardmember loyalty; continuing to build consumer lending, Corporate Card, Travel and Travelers Cheque businesses; developing the Purchasing Card business; and continuing to build American Express Financial Advisors. Accomplishments included the successful introduction of several new Card products and services, the improvement of merchant coverage and the acquisition of three major travel businesses.

      -- Continued  significant  attention  on  identifying  and closing gaps in employee satisfaction, which has a direct impact on the Company's ability to enhance many of its brand attributes, including quality customer service, integrity, trust and security. Increased employee satisfaction was measured by improvements in the Company's 1994 employee values survey, notwithstanding the Company's reengineering initiatives.

      -- Significant  progress in  reengineering  the  Company's  core  business processes and operating structure. Under Mr. Golub's leadership, in October 1994 the Company announced the second phase of its reengineering program which aims to achieve best-in-class economics for all of the Company's significant services and business processes. Each of the Company's significant businesses has developed strategic quality plans with specific actions to close gaps with the Company's key constituencies: employees, customers and shareholders. Mr. Golub developed and made progress in implementing "health of the franchise" measures throughout the organization to identify and close key customer gaps.

      In  the  Committee's  judgment,  much  of the  credit  for  the  Company's accomplishments in 1994 and the continued improvement in the Company's performance is directly attributable to Mr. Golub's leadership. In recognition of this, Mr. Golub's 1994 incentive award was 1.7 times the target value established for such award.

      In February 1995 the Committee increased Mr. Golub's annual salary by 12.5% to $900,000, his first salary increase since February 1993. Mr. Golub's salary increase was based on the Committee's assessment of his accomplishments.

      In February 1994 the Committee granted Mr. Golub long-term incentive awards. The awards consisted of a ten-year nonqualified stock option to purchase 200,000 common shares (adjusted to 228,093 shares as a result of the spin-off of Lehman) at fair market value at the date of grant and a PG-V award with a grant value of $1,000,000. The stock option becomes exercisable over three years. The PG-V award earns value as described on page 25 and vests after three years. These awards were consistent with the award reference points established by the Committee as described above.

      The three-year performance period for PG-III awards granted in February 1992 ended in December 1994. In accordance with the award provisions, Mr. Golub's PG-III award was valued based on the Company's 1992-1994 ROE and earnings per share results, and the average share price for the 60 trading days ending with the February 1995 Committee meeting. Under the award terms, the Committee adjusted applicable financial results of the Company to exclude the effect of unusual events (including the Lehman spin-off, gains and losses from dispositions, accounting changes and restructuring activities), and adjusted individual payouts to reflect major job promotions and/or contributions to AEQL. Mr. Golub's PG-III payout reflected these adjustments, consistent with other participants, including recognition of his promotion to CEO during the performance period.



                                                     COMPENSATION AND
                                                     BENEFITS COMMITTEE

                                                     Roger S. Penske, Chairman
                                                     Anne L. Armstrong
                                                     Richard M. Furlaud
                                                     F. Ross Johnson
                                                     Vernon E. Jordan Jr.
                                                     Frank P. Popoff

      The following table shows, for the fiscal years ending December 31, 1994, 1993 and 1992, the cash and other compensation paid or accrued and certain long-term awards made to the named executives for services in all capacities.



                                              SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION             LONG-TERM  COMPENSATION
                              ------------------------------- ----------------------------------
                                                                      AWARDS(3)         PAYOUTS
                                                               --------------------   ----------
                                                     OTHER     RESTRICTED              LONG-TERM
 NAME AND PRINCIPAL                                  ANNUAL      STOCK      OPTIONS/   INCENTIVE  ALL OTHER
     POSITION AT                                    COMPENSA-    AWARDS       SARs      PAYOUTS   COMPENSA-
  DECEMBER 31, 1994    YEAR  SALARY($)  BONUS($)    TION($)(2)   ($)(4)    (# SHARES)    ($)(5)   TION($)(6)
 ------------------    ----  --------  ----------   ---------- ----------  ---------- ----------  ----------

H. Golub.............  1994  $800,000  $2,040,000(1) $236,729           0   228,093   $1,799,872   $167,474
Chairman and Chief     1993   776,923   1,850,000     106,086  $3,390,000   456,166      907,842    228,822
Executive Officer      1992   650,000     900,000       7,346           0   128,297      907,842    189,587

J.E. Stiefler........  1994   575,000   1,428,000(1)  252,187           0   159,658    1,647,497    144,349
President              1993   496,635   1,202,500     280,287   1,866,500   119,743      456,970    323,315
                       1992   425,000     925,000       4,438           0    62,723      456,970     55,332

J.S. Linen...........  1994   550,000     850,000     190,733           0    62,723    1,360,226    142,879
Vice Chairman          1993   550,000     660,000      55,307     197,750    62,723      393,870    181,846
                       1992   530,769     650,000      61,779     534,375    68,425      393,870    352,746

K.I. Chenault........  1994   475,000     785,000          --     442,498    79,829    1,008,132     69,643
President,             1993   443,269     625,000          --     475,000    79,829       84,752     44,718
U.S.A.-Travel          1992        --          --          --          --        --           --         --
Related Services

D.R. Hubers..........  1994   400,000     660,000          --           0    79,829      705,175     79,823
President and Chief    1993   346,923     450,000          --     468,272    49,037      261,126     65,964
Executive Officer-     1992        --          --          --          --        --           --         --
American Express
Financial Corporation

------------
(1)   Paid pursuant to 1994 incentive awards described on page 17.

(2) Amounts reported in this column for 1994 reflect perquisites, other personal benefits and amounts reimbursed for the payment of taxes. Included is the cost to the Company of the following: for Mr. Golub, local travel allowance of $71,261 (plus $43,739 for the payment of related taxes) and personal travel expenses of $79,076; for Mr. Stiefler, local travel allowance of $84,661 (plus $51,339 for the payment of related taxes) and personal travel expenses of $79,387; and for Mr. Linen, local travel allowance of $84,661 (plus $51,339 for the payment of related taxes).

(3) To reflect the spin-off of Lehman described on page 11, stock-based awards issued under the 1979 and 1989 Long-Term Incentive Plans and outstanding prior to the spin-off were adjusted by a factor of approximately 1.1404 to preserve the economic value of the awards. For example, an award of 1,000 shares of restricted stock or stock incentive units contained as part of Portfolio Grant awards was changed to 1,140 shares or units. Similarly, a stock option to purchase 1,000 shares at an exercise price of $29.63 per share was changed to an option to purchase 1,140 shares at an exercise price of $25.98 per share. The numbers of shares underlying grants of restricted stock, stock options and stock incentive units and the exercise prices of stock options are shown in the tables on pages 21 through 25 as adjusted for the spin-off.

(4) Restricted stock awards are valued in the table above at their fair market value based on the per share closing price of the Company's common shares on the New York Stock Exchange on the date of grant. Restricted stock holdings as of December 31, 1994 and their fair market value based on the per share closing price of $29.50 on December 30, 1994 were as follows:

                                                NUMBER OF         VALUE ON
             NAME                           RESTRICTED SHARES  DECEMBER 31, 1994
             ----                           -----------------  -----------------
     H. Golub .......................            132,858         $3,919,311
     J.E. Stiefler ..................             76,979          2,270,881
     J.S. Linen .....................             50,748          1,497,066
     K.I. Chenault ..................             49,607          1,463,407
     D.R. Hubers ....................             22,466            662,747

      Dividends are payable on the restricted shares to the extent and on the same date as dividends are paid on all other Company common shares. In 1993 Mr. Golub was awarded 114,041 shares of restricted stock which provided for vesting in equal installments on the first four anniversaries of the date of grant, and Mr. Stiefler was awarded 57,021 shares of restricted stock which provided for vesting in equal installments on the second through fifth anniversaries of the date of grant.

(5) Includes payouts of performance grant award PG-III. Sixty percent of the initial value of the PG-III awards was based on achievement of cumulative earnings and average return on equity targets for the business segments of the Company and for the Company on a consolidated basis for the period January 1992 to December 1994, weighted based on the executive's responsibilities. Forty percent was based on stock incentive units whose value was measured by the Company's share price during the 60 trading days prior to February 27, 1995. The initial value of the awards was adjusted by the Committee as described on page 20.

(6) Amounts reported under "All Other Compensation" for 1994 include the dollar value of the following:


                                                    EMPLOYER
                                                 CONTRIBUTIONS        ABOVE-MARKET
                               PAYMENTS           UNDER PROFIT        EARNINGS ON       VALUE OF
                             UNDER CAPITAL      SHARING, SAVINGS       DEFERRED       SPLIT-DOLLAR
                           PARTNERS I AND II    AND RELATED PLANS    COMPENSATION    LIFE INSURANCE
                           -----------------    -----------------    ------------    --------------

     H. Golub ...............   $70,065              $18,615           $14,113          $64,681
     J.E. Stiefler ..........    96,930               20,975             2,042           24,402
     J.S. Linen .............    93,744                9,542             8,731           30,862
     K.I. Chenault ..........    29,079               18,802             1,021           20,741
     D.R. Hubers ............    19,386               26,039             1,234           33,164


            Capital Partners I and Capital Partners II are limited partnerships established by Lehman in 1985 and 1988, respectively. Pursuant to these partnerships, senior officers were offered the opportunity to invest in a portfolio of high risk investments. An affiliate of Lehman is general partner and invested most of the capital of the partnerships. Amounts reported reflect income distributions and distributions related to the liquidation of assets.

      The  following  table  contains   information   concerning  the  grant  of
nonqualified stock options in tandem with stock appreciation rights (SARs) in 1994 to the named executives:


                                                 OPTION/SAR GRANTS IN 1994


                                                   INDIVIDUAL GRANTS (1)
                                 ---------------------------------------------------------
                                   NUMBER OF    % OF TOTAL
                                  SECURITIES   OPTIONS/SARs
                                  UNDERLYING    GRANTED TO    EXERCISE                         GRANT DATE
                                 OPTIONS/SARs    EMPLOYEES      PRICE                           PRESENT
    NAME                          GRANTED (#)     IN 1994      ($/SH)      EXPIRATION DATE     VALUE $(2)
    ----                         ------------  ------------  -----------   ---------------     ----------
H. Golub......................       228,083        3.9%        $25.977        3/28/04         $1,762,000
J.E. Stiefler ................       159,658        2.7          25.977        3/28/04          1,233,400
J.S. Linen ...................        62,723        1.1          25.868        2/28/04            444,950
K.I. Chenault ................        79,829        1.4          25.868        2/28/04            566,300
D.R. Hubers...................        79,829        1.4          25.868        2/28/04            566,300

------------
(1) Stock options were granted in February 1994 to Messrs. Linen, Chenault and Hubers and in March 1994 to Messrs. Golub and Stiefler. The numbers of shares underlying option grants and the exercise prices shown reflect adjustments made as a result of the Lehman spin-off as described on page
      21. Options become exercisable in cumulative annual installments of 331/3 percent per year on each of the first three anniversaries of the grant date. These options were granted in tandem with SARs. SARs can be exercised only in very limited circumstances, such as when the option is about to expire, when the participant retires, or, for executive officers, when the related stock option becomes fully exercisable and then only to the extent of 50 percent of the underlying shares. Upon exercise of an SAR, the holder may receive cash, common shares or other consideration equal in value to (or, at the discretion of the Committee, less than the value of) the difference between the option price and the fair market value of the Company's common shares, and the appropriate portion or all of the related stock option is cancelled. Upon termination or exercise of any stock option, any tandem SAR automatically terminates.

(2) These values were calculated as of the respective grant dates using a variation of the Black-Scholes option pricing model. The model is a complicated mathematical formula premised on immediate exercisability and transferability of the options, which are not features of the Company's options granted to executive officers and other employees. The values shown are theoretical and do not necessarily reflect the actual values the recipients may eventually realize. Any actual value to the officer or other employee will depend on the extent to which market value of the Company's stock at a future date exceeds the exercise price. In addition to the stock prices at times of grants and the exercise prices, which are identical, and the ten-year term of each option, the following assumptions were used to calculate the values shown for options granted in February and March 1994, respectively: expected dividend yield (3.74 percent and 3.73 percent-- the historic average yield for the most recent 60 months prior to the grant dates), expected stock price volatility (.2764 and .2901--the most recent volatility for the month-end stock prices of the Company's common shares for the 60 months prior to the grant dates), and risk-free rate of return (5.87 percent and 6.47 percent-- equal to the yield on a zero-coupon ten-year bond on the option grant dates). The assumptions and the calculations used for the model were provided by an independent consulting firm.

      The following table sets forth information for the named executives regarding the exercise of stock options and/or SARs during 1994 and unexercised options and SARs held as of the end of 1994:

                                                 AGGREGATED OPTION/SAR EXERCISES IN 1994 AND
                                                       YEAR-END 1994 OPTION/SAR VALUES

                                                       NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                             UNDERLYING                 IN-THE-MONEY
                                                     UNEXERCISED OPTIONS/SARs           OPTIONS/SARs
                                                      AT DECEMBER 31, 1994        AT DECEMBER 31, 1994(1)
                                                     ------------------------   ---------------------------
                             SHARES
                            ACQUIRED      VALUE
                           ON EXERCISE   REALIZED    EXERCISABLE UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
    NAME                       (#)          ($)          (#)          (#)            ($)           ($)
    ----                    ---------     -------    ----------  ------------    -----------  ------------
H. Golub.................          0             0     621,906       574,960      $3,833,345    $2,701,406

J.E. Stiefler............     22,000      $145,750     237,965       260,396       1,546,122       993,983

J.S. Linen...............     32,000       496,992     357,329       127,348       2,028,229       670,873

K.I. Chenault............        624(2)     10,701     244,732       148,255       1,245,782       619,716

D.R. Hubers..............     11,404(2)    101,883     110,542       119,364         533,243       432,699

------------

(1) Based on the $29.50 closing price of the Company's common shares on the New York Stock Exchange on December 30, 1994.

(2) These stock options, which were exercised after May 31, 1994, reflect adjustments for the Lehman spin-off as described on page 21.

      The following table sets forth information concerning long-term incentive plan awards made in 1994 to the named executives:

                                                 LONG-TERM INCENTIVE PLANS -- AWARDS IN 1994

                                                                            ESTIMATED FUTURE PAYOUTS
                                                                    UNDER NON-STOCK PRICE-BASED COMPONENT(1)
                                                                    ----------------------------------------
                               DOLLAR VALUE($)/         PERFORMANCE
   NAME                       NUMBER OF UNITS(1)          PERIOD    THRESHOLD ($) TARGET ($)    MAXIMUM ($)
   -----                      ------------------        -----------  ------------ ----------   ------------

H. Golub.............. $600,000  Financial Incentive      1994-96      $450,000     $900,000    $2,700,000
                       14,695    Stock Incentive Units    1994-96            --          --             --
----------------------------------------------------------------------------------------------------------
J.E. Stiefler......... $420,000  Financial Incentive      1994-96       315,000      630,000     1,890,000
                       10,287    Stock Incentive Units    1994-96            --          --             --
----------------------------------------------------------------------------------------------------------
J.S. Linen............ $330,000  Financial Incentive      1994-96       247,500      495,000     1,485,000
                       8,082     Stock Incentive Units    1994-96            --          --             --
----------------------------------------------------------------------------------------------------------
K.I. Chenault......... $285,000  Financial Incentive      1994-96       213,750      427,500     1,282,500
                       6,980     Stock Incentive Units    1994-96            --          --             --
----------------------------------------------------------------------------------------------------------
D.R. Hubers........... $285,000  Financial Incentive      1994-96       213,750      427,500     1,282,500
                       6,980     Stock Incentive Units    1994-96            --          --             --
----------------------------------------------------------------------------------------------------------

(1) Reflects Performance Grant-V awards ("PG-V awards") granted in February and March 1994 for the January 1994 to December 1996 performance period. PG-V awards provide competitive compensation to retain participants in the employment of the Company and incentives toward the achievement of Company and business unit goals that are important to shareholders. Each PG-V award contains two components shown in this table, Financial Incentive and Stock Incentive Unit components. The Financial Incentive component will earn value based on achievement of the cumulative earnings (or earnings per share) and average return on equity targets for a business segment of the Company or the Company on a consolidated basis, depending on whether the executive is employed by a business unit or the Company. The threshold, target or maximum amounts may be earned if varying combinations of the pre-established cumulative earnings (or earnings per share) and average return on equity targets are met. The component will not earn value unless minimum levels of these performance measures are achieved during the performance period. Each Stock Incentive Unit will earn value equal to the average of the high and low sales prices of the Company's common shares for the 60 trading days prior to the Committee's meeting in February 1997. Minimum performance levels for cumulative earnings and return on equity are required for the Stock Incentive Unit to have any value. The number of Stock Incentive Units is shown as adjusted for the Lehman spin-off as described on page 21.


      PG-V awards granted to the Company's executive officers were structured to meet proposed IRS regulations for deductibility of "performance-based" compensation under the Million Dollar Cap. Under these regulations, compensation is performance-based if it is paid pursuant to objective performance goals and certain other requirements are met. The regulations permit the value produced by these goals to be adjusted downward only. The threshold, target and maximum estimated future payouts for the Financial Incentive component of the PG-V award were established relative to the dollar grant value of this component to provide the Committee with flexibility to adjust the values produced by both components of the award downward and still maintain the deductibility of payments under the awards. The final value of the awards (including downward adjustments) will be determined by the Committee based on its assessment of factors such as Company, business unit and individual performance for the 1994-96 performance period.

PERFORMANCE GRAPH

      The graph below compares the cumulative total shareholder return on the common shares of the Company for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Index and the Standard & Poor's Financials over the same period assuming the investment of $100 in the Company's common shares, the S&P 500 Index and the S&P Financials on December 31, 1989 and the reinvestment of all dividends. On May 31, 1994 the Company distributed to shareholders all of the Lehman common stock owned by it as a special dividend. The graph below accounts for this distribution as though it were paid in cash and reinvested in common shares of the Company.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                 AMONG AMERICAN EXPRESS COMPANY, S&P 500 INDEX,
                               AND S&P FINANCIALS

      (The table below contains the data points used in the Performance Graph which appears in the printed Proxy Statement.)

Year-End
 Data             1989     1990       1991      1992      1993      1994
-------           ----     ----       ----      ----      ----      ----
American
Express        $100.00   $61.50    $ 63.69   $ 79.87   $102.69   $115.54

S&P 500        $100.00   $96.89    $126.28   $135.88   $149.52   $151.55
Index

S&P
Financials     $100.00   $78.58    $118.31   $145.88   $161.97   $156.36

PENSION BENEFITS

      American Express Company. The American Express Retirement Plan is a funded, qualified, noncontributory, defined benefit pension plan that provides benefits for eligible employees. The American Express Supplementary Pension Plan is an unfunded, nonqualified deferred compensation arrangement that primarily provides benefits that cannot be payable under a qualified plan like the American Express Retirement Plan because of the maximum limitations imposed on such plans by the Code. Together these two plans are called the American Express pension plans. Eligible employees, including employees of the Company, AEB, TRS and certain other affiliates, participate in the American Express pension plans.

                         AMERICAN EXPRESS PENSION PLANS

           AVERAGE
  COMPENSATION FOR 5 HIGHEST
PAID CONSECUTIVE YEARS IN LAST 10
       YEARS OF SERVICE               15 YEARS       20 YEARS       25 YEARS      30 YEARS      35 YEARS
---------------------------------     --------       --------       --------      --------     -----------
$  700,000....................        $120,750       $166,250       $211,750      $257,250     $   302,750
 1,100,000....................         189,750        261,250        332,750       404,250         475,750
 1,500,000....................         258,750        356,250        453,750       551,250         648,750
 1,900,000....................         327,750        451,250        574,750       698,250         821,750
 2,300,000....................         396,750        546,250        695,750       845,250         994,750
 2,700,000....................         465,750        641,250        816,750       992,250       1,167,750

      The table above illustrates the aggregate annual pension benefits provided by the American Express Retirement Plan, as amended, and the American Express Supplementary Pension Plan, as amended, for the benefit of eligible employees upon retirement at age 65, assuming the employee will receive a straight life annuity on a monthly basis. Certain optional forms of benefit payments may be available. Reduced benefits may begin after separation as early as age 55 for employees who have completed at least 10 years of service. Unreduced early retirement benefits are available for employees who meet certain age and service requirements. The benefits shown in the table are not subject to reduction for Social Security benefit amounts and are based on years of service after November 30, 1989.

      The annual pension benefits under these plans are based on a participant's average base salary plus bonus for the five highest paid consecutive years during his or her last ten years before retirement or employment termination. Generally, benefits vest for employees after five years of service. Prior to December 1, 1989, retirement benefits were based on 1.6 percent of an employee's average final compensation, reduced by 1.4 percent of an employee's primary Social Security benefit, for each year of service. Beginning December 1, 1989, retirement benefits are based on one percent of an employee's average final compensation for each of the first five years of service, 1.15 percent of such compensation for each of the next five years, and 1.3 percent of such compensation for all years of service thereafter. As of January 1, 1995, Messrs. Golub, Stiefler, Linen and Chenault had 4, 1, 24 and 13 years of credited service, respectively, for purposes of computing their benefits under these plans.

      At the time of Mr. Golub's employment by the Company in 1983, the Company entered into a separate unfunded, nonqualified deferred compensation arrangement with him. Under this arrangement, at the time of his retirement the Company will calculate the annual pension benefits that would have been payable to him had he commenced participation in the American Express Retirement Plan and Supplementary Pension Plan effective November 1, 1978 (which includes an additional five years of credited service above his actual service with the Company (four years) and American Express Financial Corporation ("AEFC") (seven years), in order to compensate him for benefits he forfeited on termination of his previous employment). For purposes of this arrangement, Mr. Golub would thus be credited with a total of 16 years of credited service as of January 1, 1995. The Company will pay Mr. Golub on an unfunded basis to the extent of any difference between such calculation and amounts he is eligible to receive under the American Express pension and AEFC retirement plans based on his actual credited service under each of these plans.

      The Compensation and Benefits Committee approved an unfunded, nonqualified arrangement for Mr. Linen, who in 1990 transferred at the request of the Company from his position at TRS to a position at a predecessor of Lehman. (During 1992 Mr. Linen returned to TRS at the Company's request and now is an officer and employee of the Company.) The arrangement provides that the total of the value of the pension benefits to which he would be entitled at the time of his retirement, plus the value of his base salary and cash bonus received during such employment, would not be lower than would have been the case had he remained in his prior position at TRS. The Committee has retained broad discretion in the methodology for determining the respective values for comparisons and in making any equitable adjustments deemed necessary to carry out the intent of the arrangement.

      American Express Financial Corporation. AEFC maintains the IDS Retirement Plan, which is a funded, qualified, noncontributory, integrated, defined benefit pension plan covering eligible employees. AEFC also maintains the IDS Supplemental Retirement Plan, an unfunded, non-qualified, deferred compensation arrangement that primarily provides benefits that cannot be payable under a qualified plan like the IDS Retirement Plan because of the maximum limitations imposed by the Code. Together these two plans are called the AEFC retirement plans. Eligible employees, including employees of AEFC and certain other affiliates, participate in the AEFC retirement plans.

                             AEFC RETIREMENT PLANS

                                                      GROSS ANNUAL BENEFIT (TO BE REDUCED BY
AVERAGE BASE SALARY FOR 5 HIGHEST                  0.53% OF COVERED COMPENSATION FOR EACH YEAR
PAID CONSECUTIVE YEARS IN LAST 10                    OF SERVICE UP TO A MAXIMUM OF 35 YEARS)
        YEARS OF SERVICE            -----------------------------------------------------------------------
                                     15 YEARS      20 YEARS       25 YEARS      30 YEARS       35 YEARS
---------------------------------   ---------      ---------      ---------     ---------      ---------
$   100,000...................      $  22,500      $  30,000      $  37,500     $  45,000     $  52,500
    250,000..................          56,250         75,000         93,750       112,500       131,250
    350,000..................          78,750        105,000        131,250       157,500       183,750
    450,000..................         101,250        135,000        168,750       202,500       236,250
    550,000..................         123,750        165,000        206,250       247,500       288,750
    700,000..................         157,500        210,000        262,500       315,000       367,500
  1,250,000...................        281,250        375,000        468,750       562,500       656,250

      The table above illustrates the aggregate annual pension benefits provided by the AEFC retirement plans for the benefit of eligible employees upon retirement at age 65. The annual pension benefit under these arrangements is based on 1.5 percent of the participant's average base salary paid by AEFC for the five highest paid consecutive years during the last ten years of employment, and on total years of credited service at retirement up to a maximum of 35 years. As of January 1, 1995, Messrs. Golub, Stiefler and Hubers had seven, nine and 22 years of credited service, respectively, for purposes of computing their benefits under the AEFC retirement plans.

                                ----------------

      In 1994 the Board of Directors approved an amendment to the American Express Retirement Plan benefit formula to convert employees' accrued benefits to a discounted lump sum account balance that would receive annual additions equal to a percentage of an employee's base salary plus bonus. The applicable percentage will be determined by the age and service of the employee. In addition, annual earnings equivalents derived from published treasury rates for five-year treasury securities will be added to the employees' accounts. The Company anticipates that the amendment will be effective in July 1995 and that the IDS Retirement Plan will merge into the American Express Retirement Plan upon the effective date of the amendment.

      The Board of Directors has also approved the merger of the American Express Supplementary Pension Plan and the IDS Supplemental Retirement Plan and the amendment of the resulting plan to provide benefits ancillary to the new American Express Retirement Plan design.


SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

      During 1993 the Compensation and Benefits Committee and the Board of Directors adopted a uniform policy for severance arrangements applicable to senior management (including the named executives) of the Company, effective January 1, 1994. In addition, in 1994 the Committee and the Board adopted certain arrangements applicable to senior management and other employees that would be effective upon a change in control of the Company.

       Under the severance policy, in the event that the Company terminates the employment of participating officers for reasons generally other than misconduct, the officer would be entitled to receive severance payments in installments over a period not to exceed two years, subject to the execution of an agreement and compliance with certain restrictive covenants, including a covenant not to compete or solicit employees, a nondisclosure covenant and a release of claims. If the officer does not comply with these covenants following termination of employment, severance payments will be subject to forfeiture or recovery by the Company. For each named executive officer, the amount of severance will equal two years' base salary at the then current rate and two times the amount of bonus earned by the executive for the prior year.

       Senior management of the Company, including the named executives, would be entitled to receive the same amount of severance in a lump sum (subject to compliance with certain of these covenants) if, within two years following a change in control of the Company, the officer is terminated by the Company for reasons generally other than willful misconduct or conviction of a felony or the officer resigns for good reason (the "Termination Conditions"). Good reason means certain reductions in base salary, certain relocations, the assignment of duties materially inconsistent with the duties prior to the change in control, or a significant reduction in the officer's position. A change in control includes the acquisition of beneficial ownership by certain persons of 25% or more of the Company's common shares or all outstanding voting securities of the Company, the current Board members of the Company cease to constitute a majority thereof (except that any new Board member approved by at least a majority of the current Board is considered to be a member of the current Board), or approval by the Company's shareholders of certain reorganizations, mergers, consolidations, liquidations or sales of all or substantially all of the Company's assets.

       If either of the Termination Conditions is met, senior officers, including the named executives, would also receive a pro rata bonus for the year in which the officer is terminated, based on the average of the prior two years' bonuses. The Company would also transfer to the officers the policies under the Company's Key Executive Life Insurance Plan, which currently provides coverage equal to four times annual base salary up to a maximum of $1,500,000. Upon a change in control, the Company would fully fund accrued benefits under the Company's Supplementary Pension Plan with a lump sum contribution to a trust. If a termination described above occurs within one year following a change in control, such officers would be entitled to an additional benefit under the supplementary plan as though they had been credited with an additional two years of service and age under the American Express Retirement Plan (or one year of credit if the termination occurs between one and two years following a change in control). Upon a change in control, participants in the Company's deferred compensation plans, including the Pay for Performance Deferral Program, would receive an additional credit to their accounts of an amount equal to two years of interest based on the rate for the year prior to the change in control and a lump sum payment of their balances in these plans. Upon a change in control outstanding stock options and restricted stock awards issued under the Company's 1979 and 1989 Long-Term Incentive Plans (other than certain options issued outside of the U.S.) would immediately vest. If either of the Termination Conditions is met, outstanding Portfolio Grant awards issued to senior officers under these plans would immediately vest and would be valued based on an award period prorated to the date of termination of employment. Generally, to the extent necessary to avoid the disallowance of the deductibility of payments or benefits under the plans or programs described above, such payments or benefits will be reduced to a level such that they will not constitute parachute payments within the meaning of Section 280G of the Code.


                     CERTAIN TRANSACTIONS AND OTHER MATTERS

      In the ordinary course of business, the Company and its subsidiaries from time to time engage in transactions with other corporations or financial institutions whose officers or directors are directors or officers of the Company or a subsidiary. Transactions with such corporations and financial institutions are conducted on an arm's-length basis and may not come to the attention of the directors or officers of the Company or of the other corporations or financial institutions involved.

      From time to time, executive officers and directors of the Company and their associates may be indebted to certain subsidiaries of the Company under lending arrangements offered by those subsidiaries to the public. For example, such persons may during the past year have been indebted to American Express

Centurion Bank for balances on the OptimaSM Card and may be similarly indebted to other subsidiaries of the Company during 1995. Such indebtedness is in the ordinary course of the Company's business, is substantially on the same terms, including interest rates, as those prevailing at the time for comparable transactions with other persons and does not involve a more than normal risk of collectibility or present other features unfavorable to the Company. The Company and its subsidiaries and affiliates, in the ordinary course of business, may have individuals in their employ who are related to executive officers or directors of the Company. These individuals are compensated commensurate with their duties. In addition, such executive officers, directors and associates may engage in transactions in the ordinary course of business involving other goods and services provided by the Company and its subsidiaries, such as travel, insurance and investment services, on terms similar to those extended to employees of the Company generally.

      In the ordinary course of business, the Company and its subsidiaries maintain various arm's-length relationships with Berkshire Hathaway Inc. ("Berkshire"), FMR Corp. or companies in which they have substantial equity positions, including the relationships described below. Some of these companies are service establishments that accept the American Express(R) Card for charges for goods and services and pay TRS fees when the Card is used. TRS provides Corporate Card and travel services to, and sells American Express Travelers Cheques through, a number of these companies and receives fees and commissions for these products and services. A company in which Berkshire has a substantial equity position is a participating airline in TRS' Membership Miles(R) program and receives payments from TRS in connection with such participation. The
Company and its subsidiaries also engage in banking, finance, securities brokerage or other commercial transactions with companies in which Berkshire has a substantial equity position and pay or receive fees in connection with these transactions.

      In August 1994 the Company redeemed all of the 122,448.98 CAP Preferred Shares sold to subsidiaries of Berkshire in 1991 for $300,000,000. In accordance with the terms of the Preferred Shares, the redemption price was paid in the form of 13,997,141 common shares of the Company. Through the date of redemption, the Preferred Shares paid dividends at the annual rate of $216.75 per share. In November 1994 the Company sold put options on its common shares, including 2.9 million options with a weighted average strike price of $30.89 per share which were sold to a company in which Berkshire has a substantial equity position.

      In 1983 the shareholders of the Company approved the adoption of the Stock Purchase Assistance Plan ("SPAP") with the purpose of encouraging members of senior management to increase their proprietary interest in the future performance of the Company by providing full recourse loans to key employees for exercising stock options (and/or for paying any taxes in respect thereof) or for buying Company common shares at fair market value from the Company or on the open market. The SPAP is administered by the Compensation and Benefits Committee or its delegate. The maximum aggregate borrowing authority under SPAP is presently $30 million. Under the terms of SPAP, eligible key employees (approximately 170 persons, including those named in the Summary Compensation Table on page 21) may borrow a maximum of 300 percent of their respective annual base salaries, provided that such persons furnish sufficient collateral under guidelines established from time to time by the Committee (presently 100 percent of the amount of the loan on the date of grant). Such loans currently have five-year maturities, bear interest payable quarterly at a variable rate of two percentage points below the prime rate of a major New York City bank, and are payable in full upon the occurrence of certain events, including termination of employment. Based on the current prime rate, such loans bear interest at the rate of 7.0 percent per annum. During 1994 Messrs. Golub, Stiefler, Linen, Chenault and Hubers had a maximum amount outstanding under SPAP of $66,463, $525,250, $894,008, $--0-- and $205,318, respectively, and the same amounts were outstanding as of March 8, 1995, except that Messrs. Golub and Linen had repaid their loans in full as of such date. For all executive officers as a group, the maximum aggregate amount outstanding during 1994 under SPAP was $3,674,724, and as of March 8, 1995 the aggregate amount outstanding was $2,582,854.

      Two purported shareholder derivative actions, now consolidated, were brought in October 1990 in New York State Supreme Court, and three purported derivative actions, also consolidated, were brought in early 1991 in the United States District Court for the Southern District of New York against all of the then current directors, certain former directors and certain former officers and employees of the Company. The consolidated state court complaint alleges that the defendants breached their duty of care in managing the Company, purportedly resulting in losses and in the Company's payment of $8 million in July 1989 to certain charities agreed to by the Company and Edmond J. Safra. Plaintiffs in the state court action seek a declaratory judgment, unspecified money damages and an accounting. The federal actions were dismissed in December 1993, and the dismissal was upheld by the Second Circuit Court of Appeals in November 1994. Plaintiffs in the federal action subsequently commenced another state court action raising the same allegations as the consolidated state court complaint.

      A purported shareholder derivative action was brought in June 1991 in the United States District Court for the Eastern District of New York against the then current directors of the Company. In January 1992 this action was transferred to the United States District Court for the Central District of California for coordinated or consolidated proceedings with all other federal actions related to First Capital Holdings Corp. ("FCH"). The complaint alleges that the Board of Directors should have required Lehman to divest its investment in FCH and to write down its investment sooner. In addition, the complaint alleges that the failure to act constituted a waste of corporate assets and caused damage to the Company's reputation. The complaint seeks a judgment declaring that the directors named as defendants breached their fiduciary duties and duties of loyalty and requiring the defendants to pay money damages to the Company and remit their compensation for the periods in which the duties were breached, attorneys' fees and costs and other relief.

      The Company contests the allegations made in the above actions.

                             SELECTION OF AUDITORS

      The Board of Directors recommends to the shareholders their ratification of its selection of Ernst & Young LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for 1995. The following resolution will be offered at the shareholders' meeting:

      RESOLVED, that the appointment by the Board of Directors of Ernst & Young LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for 1995 be, and hereby is, ratified and approved.

      In the event the shareholders fail to ratify the appointment, the Board of Directors will consider it a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year, if the Board feels that such a change would be in the best interests of the Company and its shareholders.

      Ernst & Young LLP has been serving as the Company's independent auditors since 1975. Ernst & Young LLP follows a policy of rotating the partner in charge of the Company's audit every seven years. Other partners and non-partner personnel are rotated on a periodic basis. The Company paid Ernst & Young LLP the sum of $9.8 million for the firm's 1994 annual examination of the financial statements of the Company and its subsidiaries.

      A representative of Ernst & Young LLP will be present at the shareholders' meeting with the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.


                             SHAREHOLDER PROPOSALS

      Management receives many suggestions and proposals throughout the year from shareholders, customers of the Company and others. Such suggestions are welcomed, and management seeks to assure that its views on the actions it proposes to take in their implementation or rejection are communicated to the proponents. Some proposals from shareholders are presented to the Company in the form of resolutions, and they may be either implemented by management or withdrawn by the proponent after review and discussion with their proponents and therefore need not be presented to shareholders in the proxy statement. An example of a proposal of this nature is a proposal to endorse the CERES Principles that was filed by the American Baptist Home Mission Society and other religious groups. The proponents agreed to withdraw the proposal from this year's proxy material in recognition of the Company's commitment to maintain its dialogue with representatives of the CERES Principles and in recognition of management's continuing accomplishments and initiatives in the environmental area. Other resolutions from shareholders, like the ones presented below, are regarded by management as being not in the best interests of the Company and its shareholders, and are presented to the shareholders for a vote.

FIRST SHAREHOLDER PROPOSAL (ITEM 3)

      Mr. John J. Gilbert and/or Ms. Margaret R. Gilbert, 29 East 64th Street, New York, New York 10021-7043, record owners of 360 shares and representing additional family interests of 266 shares, will cause to be introduced from the floor the following resolution:

      "RESOLVED: That the stockholders of American Express Company, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

SHAREHOLDERS' REASONS IN SUPPORT OF PROPOSAL:

      "Continued very strong support along the lines we suggest were shown at the last annual meeting when 36%, an increase over the previous year, 3,283 owners of 130,122,120 shares, were cast in favor of this proposal. The vote against included 3,631 unmarked proxies.

      "A law enacted in California provides that all state pension holdings and state college funds, invested in shares, must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

      "The National Bank Act provides for cumulative voting. Unfortunately, in many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. Unfortunately, in many cases authorities come in after and say the director or directors were not qualified. We were delighted to see that the SEC has finally taken action to prevent bad directors from being on the boards of public companies.

      "We think cumulative voting is the answer to find new directors for various committees. Additionally, some recommendations have been made to carry out the Valdez 10 points. The 11th should be having cumulative voting and ending stagger systems of electing directors, in our opinion.

      "Many successful corporations have cumulative voting. For example, Pennzoil having cumulative voting defeated Texaco in that famous case. Another example is Ingersoll-Rand, which has cumulative voting and won two awards. In FORTUNE magazine it was ranked second in its industry as `America's Most Admired Corporations' and the WALL STREET TRANSCRIPT noted `on almost any criteria used to evaluate management, Ingersoll-Rand excels.' Also, in 1994 they raised their dividend. We believe that American Express should follow these examples. However, our compliments to management for rotating meetings and having the video of the meeting available for stockholders, as well as the employees.

      "If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

      Similar proposals with respect to cumulative voting have been presented by the proponent at several of the Company's previous Annual Meetings and have been rejected by the shareholders each time. Your management remains committed to the view that the present system of voting for directors provides the best assurance that the decisions of the directors will be in the interests of all shareholders, as opposed to the interests of special interest groups.

      Cumulative voting makes it possible for a special interest group to elect one or more directors whose loyalty might be directed more to the narrow interests of a particular group of shareholders. The present system of voting utilized by the Company and by most leading corporations prevents the `stacking' of votes behind a single director and thereby promotes the election of directors on the basis of representing the interests of the shareholders as a whole.


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

      The Company concurs in the statement of a leading institutional investor, the New York State and Local Retirement Systems, on the issue of cumulative voting:

      "Directors must act for the overall good of the corporation and all shareholders rather than the interests of a particular bloc of votes. Since minority directors elected as a result of cumulative voting may be preoccupied with the agenda of special interest groups or particular shareholders rather than the economic interest of all owners, the Fund generally does not support the adoption of such a voting process."

      Management does not believe any valid reasons have been submitted for changing the present system of voting. The issue of cumulative voting is periodically reviewed by the Committee on Directors.

ACCORDINGLY YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

SECOND SHAREHOLDER PROPOSAL (ITEM 4)

      Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, record owner of 148 common shares, has advised the Company that she plans to introduce the following resolution:

      "RESOLVED: `That the stockholders of American Express recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years.'"

SHAREHOLDER'S REASONS IN SUPPORT OF PROPOSAL:

      "REASONS: `The President of the U.S.A. has a term limit, so do Governors of many states.' `Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders.' `No director should be able to feel that his or her directorship is until retirement.' `Last year the owners of 14,278,816 shares, representing approximately 4.3% of shares voting, voted FOR this proposal.' `If you AGREE, please mark your proxy FOR this resolution.'"

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

      Management opposes the foregoing resolution, both because it feels term limits unnecessarily curtail the useful tenure of directors and because the six-year term called for by the proposal, whatever one feels about the merits of term limits, is unjustifiably short.

      Management feels that directors become increasingly effective as their knowledge of the Company and its officers and employees increases. This is particularly true in the case of a large global corporation such as American Express Company, which is engaged in a variety of businesses in diverse locations around the world during a period of rapid technological and competitive change. A term limit for directors, especially a limit as short as six years, needlessly deprives the shareholders and the Company of the benefits of directors' experience and knowledge at a time in their tenure when they are becoming increasingly effective and productive.

      The average tenure of the Company's 16 current directors is in excess of eight years. Ten of the 16 have already served six or more years. Management feels that, if adopted, the foregoing proposal would deprive the Company of experienced oversight, promote needless turnover of directors, and weaken the Company's present effective system of governance.

ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

THIRD SHAREHOLDER PROPOSAL (ITEM 5)

      Ms. Pamela M. Paulsen, 4990 SW 94th Avenue, Cooper City, Florida 33328-3411, owner of at least 1,255 shares through the Company's Incentive Savings Plan, has advised the Company that she plans to introduce the following proposal:

      "It is requested/recommended that all past and future outsourcing initiatives whereby functions/processes are outsourced to corporations outside of the American Express organization are outsourced to corporations within the United States that will support the overall economic growth of the economy, provide job growth in industries thereby decreasing the unemployment rate of the nation and still achieve World Class Economics for American Express.

      "It is further requested/recommended that all functions/processes currently outsourced be evaluated to ascertain their compliance to this request/recommendation. That all exceptions be documented and reported to the Board of Directors for evaluation. This includes functions/processes performed by all corporations which do not provide economic growth of the economy and/or provide job growth in industries thereby decreasing the unemployment rate of the nation. This includes all situations such as corporations from other countries performing functions/processes totally with their country and/or whether they have on-site representation with an American Express location."

SHAREHOLDER'S REASONS IN SUPPORT OF PROPOSAL:

      "It is acknowledged and recognized that the concentration of re-engineering efforts focused on streamlining processes to improve servicing and overall profitability has yielded improved margin growth in stock value and the level of confidence within the financial industry.

      "A critical component of attaining these past accomplishments and future proposals is dependent upon the outsourcing of functions/processes outside of the organization."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

      Management feels that implementation of the proponent's recommendations regarding outsourcing would represent an unproductive and inefficient use of management's time, as well as being contrary to the best interests of the Company's shareholders and contrary to the nation's interest in promoting free trade.

      First, management feels that decisions regarding sourcing, staffing, and resource allocations should be based on such factors as quality, value, efficiency and service rather than the domicile of the provider. Only by basing its sourcing decisions on objective, `bottom line' considerations can management best serve its core constituencies: its shareholders, customers and employees.

      Second, it is unclear that directing all outsourcing assignments to corporations "within the United States" can be practically implemented. For example, would a United States operating subsidiary of a Canadian telecommunications company qualify as an acceptable outsourcing partner? Would a subsidiary of American Express Company operating in the Philippines in need of tax and accounting advice be prevented from hiring a local firm? In an era of multinational corporations operating globally and dependent upon continuous trans-border flows of data, funds and communications, national distinctions are becoming increasingly blurred.

      Management feels that the appropriate way to benefit the United States economy is for the Company to deliver above-average financial returns to its investors, a group that is overwhelmingly domiciled in the U.S. Moreover, by strengthening the Company's U.S. operations through competitively advantageous sourcing policies, the Company can generate growth that can lead to additional employment opportunities in the U.S. over time as well.

ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

NOMINATIONS, OTHER BUSINESS AND DEADLINE FOR SHAREHOLDER PROPOSALS

      Under an amendment to the Company's By-Laws adopted in July 1994, nominations for director may be made only by the Board or a Board committee or by a shareholder entitled to vote in accordance with the following procedures. A shareholder may nominate a candidate for election as a director at an annual meeting of shareholders only by delivering notice to the Company not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting, except that if the annual meeting is advanced or delayed by more than 30 days from such anniversary date, notice must be received not later than the tenth day following the earlier of the date notice of the meeting is first given or announced publicly. With respect to a special meeting called to elect directors, a shareholder must deliver notice not later than the tenth day following the earlier of the date notice of the meeting is first given or announced publicly. Any shareholder delivering notice of nomination must include certain information about the shareholder and the nominee as well as a written consent of the proposed nominee to serve if elected.

      The By-Laws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting (which includes shareholder proposals that the Company is required to set forth in its proxy statement under SEC Rule 14a-8) or as otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote in accordance with the following procedures. A shareholder may bring business before an annual meeting only by delivering notice to the Company within the time limits described above for delivering notice of a nomination for the election of a director at an annual meeting. Such notice must include a description of and the reasons for bringing the proposed business before the meeting, any material interest of the shareholder in such business and certain other information about the shareholder.

      A copy of the full text of the By-Law provisions discussed above is set forth in Exhibit A to this proxy statement, and the preceding discussion is qualified in its entirety by reference to such exhibit.

      The foregoing requirements are separate and apart from and in addition to the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's proxy statement under SEC Rule 14a-8. The Company's 1996 Annual Meeting of Shareholders will be held on April 22, 1996. Shareholders who intend to present a proposal for action at that meeting to be included in the Company's proxy statement must submit their proposals to the Secretary of the Company on or before November 11, 1995.


CERTAIN FILINGS

      The Company and its executive officers and directors continue to pursue strict compliance with the SEC rules relating to the reporting of changes in beneficial ownership of Company securities. The Company is pleased to note that all open market transactions in the Company's securities reportable on Form 4 were timely and correctly reported by the Company's executive officers and directors during their respective terms of service in 1993 and 1994. With respect to reporting changes in ownership that are exempt from current reporting on Form 4, one transaction was not timely reported. In July 1993 Thomas Schick, an executive officer, surrendered 395 shares to fulfill a tax withholding obligation on a restricted stock award. The surrender was promptly reported upon its discovery in early 1995.


                   DIRECTORS AND OFFICERS LIABILITY INSURANCE

      The Company has purchased a directors and officers liability insurance policy from Aetna Casualty and Surety Company that provides coverage for
directors  and  elected  and   appointed   officers  of  the  Company  and  its
subsidiaries in certain situations where the Company or its subsidiaries are not permitted to indemnify directors or officers under applicable law. For situations where the Company or its subsidiaries are permitted to indemnify directors or officers, the Company has purchased an insurance policy from Amexco Insurance Company, a wholly-owned subsidiary of the Company incorporated in March 1993. The Company has also purchased excess coverage from Lloyds, Aetna Casualty and Surety Company, Reliance Insurance Company, CNA Insurance Company, Zurich Insurance Company, Chubb Insurance Company and A.C.E. Insurance Company (Bermuda) Ltd. The inception date of these policies is March 31, 1994. These policies insure the Company and its subsidiaries for amounts they are permitted to pay as indemnification to directors or officers for legal fees or judgments, and also insure the officers and directors for situations where the Company is not permitted to provide indemnification. The annualized premiums for these policies were approximately $3.2 million in 1994. Each major subsidiary pays its proportionate share of the premium. The current policies are due to expire on March 31, 1995, and similar coverage is expected to be renewed.

       The Company has also obtained an insurance policy, dated March 31, 1994, from National Union Fire Insurance Company of Pittsburgh that provides coverage for directors and employees who are fiduciaries of the Company's employee benefit plans against expenses and defense costs incurred as a result of alleged breaches of fiduciary duty as defined in the Employee Retirement Income Security Act of 1974, as amended. The Company has also purchased excess coverage from Zurich Insurance Company. This policy is also dated March 31, 1994. The annualized premium for these policies in 1994 was approximately $168,000.

      In accordance with the indemnification provisions of the Company's By-Laws, in 1994 and early 1995 the Company advanced approximately $115,000 in legal fees and expenses on behalf of the Company's current and former directors and officers in connection with the derivative actions described on page 32 of this proxy statement.

                                    * * * *

      Management does not know of any business to be transacted at the meeting other than as indicated herein. However, certain shareholders may present topics for discussion from the floor. Should any matter other than as indicated herein properly come before the meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.

      You are urged to mark, sign, date and return the enclosed proxy in the prepaid envelope provided for such purpose. Prompt return of your proxy may save your Company the expense of a second mailing.

      We encourage all shareholders to attend the Annual Meeting of Shareholders on April 24, 1995. If you will need special assistance at the meeting because of a disability or if you desire this document in an alternative accessible format, please contact Stephen P. Norman, Secretary, American Express Company, 200 Vesey Street, New York, New York 10285-5000. Because space may be limited, we hope that registered shareholders will give us advance notice of their plans by marking the box provided on the proxy card.



                                                        HARVEY GOLUB
                                            Chairman and Chief Executive Officer

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